  Exhibit 99.1

SharpSpring Appoints Aaron Jackson as New Chief Financial Officer

GAINESVILLE, FL – December 10, 2020 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing and sales automation platform, announced today that it has appointed Aaron Jackson as the Company’s new Chief Financial Officer (CFO), effective immediately.

Prior to his appointment, Jackson had been acting as interim CFO since July of this year and has spent over three years at SharpSpring in various finance and accounting leadership roles, including as Director of Accounting, Corporate Controller and Senior Accountant. Jackson also previously served as the Restricted and Unrestricted Fund Accountant at Purdue University.

Jackson holds an active CPA in the state of Indiana and obtained a Master’s of Science and Bachelor of Science in Accounting from the Krannert School of Management at Purdue University.

“In the five months since his appointment to the interim CFO position, Aaron has responded capably, and his appointment is well-deserved,” said Company CEO Rick Carlson. “In his more than three years at SharpSpring, Aaron has had a rapid rise through our organization, and I look forward to seeing continued great things from him and for our business. An added benefit to promoting a leader from within our organization is that Aaron is already hitting the ground running: he understands our corporate culture, goals and objectives and has expert knowledge of our core business model and growth strategy. We will continue to benefit from his talents for years to come as we build towards SharpSpring’s future as a leader in marketing automation.”

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a-Service (SaaS) Platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Company Contact:
Aaron Jackson
Chief Financial Officer
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com